Exhibit 99.8

SUNCAR TECHNOLOGY GROUP INC.

c/o Shanghai Feiyou Trading Co., Ltd.

Suite 209, No. 656 Lingshi Road

Jing’an District, Shanghai, 200072

People’s Republic of China

Tel: (86) 138-1779-6110

March 9, 2023

Re:	SunCar Technology Group Inc. – Registration Statement on Form F-4
Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

SunCar Technology Group Inc., a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is making this representation in connection with the Company’s filing on the date hereof of its registration statement on Form F-4, as amended (the “Registration Statement”) relating to the business combination transactions contemplated by the Agreement and Plan of Merger dated May 23, 2022, by and among the Company, Auto Services Group Limited, a Cayman Islands exempted company (“SunCar”), Automobile Services Group Limited, a British Virgin Islands business company, YSY Group Limited, a British Virgin Islands business company (each, a “Principal Shareholder” and collectively the “Principal Shareholders”), Ye Zaichang, an individual, as the representative of the Principal Shareholders, Goldenbridge Acquisition Limited, a British Virgin Islands business company (the “Parent”), and SunCar Technology Global Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Company.

The Company has included in the Registration Statement the audited consolidated financial statements as of December 31, 2020 and 2021 and for each of the two years ended December 31, 2020 and 2021, and the unaudited condensed consolidated financial statements as of June 30, 2022 and for each of the six-month periods ended June 30, 2021 and 2022 for SunCar.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the audited financial statements included in the registration statement shall be as of a date not older than 12 months from the time the document is filed, unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1. The Company and SunCar are not currently public reporting companies in any other jurisdiction.

2. The Company and SunCar are not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

3. Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company and SunCar.

4. The Company does not anticipate that SunCar’s audited financial statements for the year ended December 31, 2022 will be available until early April 2023.

5. At the time the Registration Statement is declared effective, the Registration Statement will have audited financial statements of SunCar not older than fifteen months.

The Company is filing this representation as an exhibit to the Registration Statement on Form F-4 pursuant to Instruction 2 to Item 8.A.4.

SunCar Technology Group Inc.

By:	/s/ Yongsheng Liu
Name:	Yongsheng Liu
Title:	Sole Director